Exhibit 99
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We have completed the first half of 2013 and our financial results continue to be solid with an increase in earnings, higher regulatory capital ratios, and strong asset quality. Net income for the first half of 2013 was $7,193,000 compared to $6,869,000 for the first six months of last year. Diluted earnings per share for the first six months of 2013 were $.84 per share compared to $.80 per share for the same period last year.

Net income increased due to greater net interest income with growth in earning assets on the balance sheet (loans and investments) over the past year, a reduction in credit costs because of reduced non-performing assets, growth in trust and brokerage revenue, and by controlling operating expenses at near 2012 levels.

Net interest income for the first half of 2013 amounted to $24.5 million compared to $24.3 million for the first six months of 2012. Since June 30, 2012, loan balances increased $70 million, investment balances increased $24 million, and deposit balances increased $37 million. The balance sheet shows a decline in total assets since year-end as we have reduced our level of excess federal funds sold. The growth in the balance sheet over the past twelve months, however, has offset a decline in the net interest margin as the margin for the first six months of 2013 was 3.42% compared to 3.50% for the first six months of last year on a tax-equivalent basis. In the past, I have commented that the flat yield curve and low level of interest rates provided an environment that squeezed the spread between yields obtained on assets and those paid on liabilities. This has been the case in 2013 for the banking industry.

Credit costs were lower including the provision for loan losses which we reduced by $299,000 compared to the first half of last year. Total non-performing assets (non-performing loans and other real estate owned) declined to $7.8 million at June 30, 2013 compared to $9.7 million at June 30, 2012. Net loan charge-offs for the first six months of 2013 were $377,000 compared to $696,000 for the first half of last year. The improvement in these two metrics allowed us to reduce the provision for loan losses. We continue to have a strong coverage ratio of the allowance for loan losses to the level of non-accrual loans of 181%.

Year-to-date total non-interest income was $9.3 million compared to $9.1 million last year. ATM and debit card fees increased due to a greater number of electronic transactions. Also, revenues from our trust and brokerage areas increased for the first six months of 2013 compared to the same period last year while insurance revenues declined primarily due to lower contingency income received from carriers based upon our claims experience. Operating expenses in 2013 remained close to 2012 levels as total overhead for the first six months of 2013 was $21.5 million compared to $21.4 million for the same period last year.

Since my last communication at the end of the first quarter, two major events have occurred which I believe will be long-term positives for First Mid and perhaps for community banks in general. First, after several years of analysis and discussion, U.S. banking regulators in early July 2013 published capital rules relating to the Basel III initiative. The rules appear to be positive for us in that they provide us with more favorable treatment of our capital than was included in last year's proposed rules and our past capital and balance sheet management actions position First Mid very well for the future. These rules provide capital flexibility which can be used to support future growth. Moreover, these same rules will likely require the largest banks to hold significantly more capital than in the past which is appropriate given the impact they have proven to have on the financial sector. The new Basel III rules should help level the playing field between community banks and those that have been deemed “too big to fail.”

Second, over the past 60-90 days, we have seen a significant increase in long-term interest rates as the Federal Reserve has hinted that its program of asset purchases may slow and perhaps stop in the months ahead. This increase in interest rates will certainly result in a period of adjustment for First Mid and other banks as financial instruments begin to reprice and securities are marked-to-market. Nevertheless, this is a positive for the long-term, and a sign of a healthier economy and increased optimism about the future. Since the financial crisis, we have witnessed the longest period of near-zero interest rates in our nation's history across all asset maturities and it is positive to see signs that the monetary environment is beginning to return to a more normalized state. Our second quarter Form 10-Q will be available in early August 2013 and will contain a comprehensive analysis of our financial results. I urge all shareholders to review this document so as to enhance your understanding of First Mid.

We continue to make progress on our Excellence 2015 initiative. During the quarter, we completed our initial enterprise risk management assessment to ensure that our risk management systems in the various business lines are aligned to our enterprise-wide strategy. Over the next few quarters, the board and management team will evaluate and implement measurements to evaluate and monitor our risk positions in the future. We also completed a branch network assessment and implemented changes to reduce costs without disrupting our customer service levels as we strive to be more efficient. We continue to be pleased with the progress we are making through the Excellence 2015 initiative.

With the internal improvements that we have made and the strength of our financial position, I continue to be optimistic about the opportunities for growth that lie ahead. Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Very Truly Yours,
William S. Rowland
Chairman and Chief Executive Officer
July 25, 2013

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30	Dec 31
	2013	2012

Assets
Cash and due from banks	$29,773	$38,110
Federal funds sold and other interest-bearing deposits	2,092	44,602
Certificates of deposit investments	1,992	6,665
Investment securities:
Available-for-sale, at fair value	533,835	508,309
Loans	915,813	911,065
Less allowance for loan losses	(12,131)	(11,776)
Net loans	903,682	899,289
Premises and equipment, net	29,094	29,670
Goodwill, net	25,753	25,753
Intangible assets, net	2,820	3,161
Other assets	26,074	22,473
Total assets	$1,555,115	$1,578,032

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$231,526	$263,838
Interest bearing	1,039,608	1,010,227
Total deposits	1,271,134	1,274,065
Repurchase agreements with customers	94,694	113,484
Other borrowings	12,500	5,000
Junior subordinated debentures	20,620	20,620
Other liabilities	7,220	8,176
Total liabilities	1,406,168	1,421,345
Stockholders’ Equity:
Preferred stock (no par value, authorized 1,000,000 shares;
issued 10,427 shares in 2013 and 2012)	52,035	52,035
Common stock ($4 par value; authorized 18,000,000 shares;
issued 7,734,257 shares in 2013 and 7,682,535 shares in 2012)	30,937	30,730
Additional paid-in capital	32,809	31,685
Retained earnings	82,723	78,986
Deferred compensation	2,824	2,953
Accumulated other comprehensive income (loss)	(6,549)	4,544
Treasury stock at cost, 1,779,291 shares in 2013 and
and 1,711,646 in 2012	(45,832)	(44,246)
Total stockholders’ equity	148,947	156,687
Total liabilities and stockholders’ equity	$1,555,115	$1,578,032

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
For the period ended June 30,	2013	2012

Interest income:
Interest and fees on loans	$20,825	$21,870
Interest on investment securities	5,539	5,955
Interest on certificates of deposit	13	34
Interest on federal funds sold & other deposits	31	47
Total interest income	26,408	27,906
Interest expense:
Interest on deposits	1,460	2,730
Interest on repurchase agreements with customers	25	75
Interest on other borrowings	117	504
Interest on subordinated debt	261	286
Total interest expense	1,863	3,595
Net interest income	24,545	24,311
Provision for loan losses	732	1,031
Net interest income after provision for loan losses	23,813	23,280
Non-interest income:
Trust revenues	1,699	1,612
Brokerage commissions	389	310
Insurance commissions	896	1,084
Services charges	2,355	2,289
Securities gains (losses), net	835	823
Mortgage banking revenues	591	563
ATM / debit card revenue	1,830	1,691
Other	669	705
Total non-interest income	9,264	9,077
Non-interest expense:
Salaries and employee benefits	11,769	11,523
Net occupancy and equipment expense	4,145	4,014
FDIC insurance	435	463
Amortization of intangible assets	341	424
Legal and professional expense	1,162	1,108
Other	3,678	3,867
Total non-interest expense	21,530	21,399
Income before income taxes	11,547	10,958
Income taxes	4,354	4,089
Net income	$7,193	$6,869

Per Share Information
For the period ended June 30,	2013	2012
Basic earnings per common share	$0.84	$0.80
Diluted earnings per common share	$0.84	$0.80
Book value per share at Jun 30	$16.27	$16.89
OTCBB market price of stock at Jun 30	$22.29	$25.75

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)
For the period ended June 30,	2013	2012

Balance at beginning of period	$156,687	$140,967
Net income	7,193	6,869
Dividends on preferred stock and common stock	(6,778)	(5,989)
Issuance of preferred and common stock	1,157	9,553
Purchase of treasury stock	(1,593)	(911)
Deferred compensation and other adjustments	52	123
Changes in accumulated other comprehensive income	(11,093)	642
Balance at end of period	$148,947	$153,935

CONSOLIDATED CAPITAL RATIOS

Primary Capital Measurements	2013	2012
For the period ended June 30,

Leverage ratio	9.97%	9.71%
Tier 1 capital to risk-weighted assets	15.03%	14.88%
Total capital to risk-weighted assets	16.21%	16.04%